Exhibit 99.1

SENETEK AND RANBAXY ANNOUNCE THE PURCHASE BY RANBAXY OF SENETEK’S PROPRIETARY AUTOINJECTOR RIGHTS AND ASSETS

SENETEK TO RECEIVE MILESTONE AND ROYALTY PAYMENTS

NAPA, Calif., March 20, 2006 / (OTCBB: SNTKY - News), www.senetekplc.com, a healthcare technologies company focused on developing and co-marketing products for the anti-aging markets worldwide, today announced the sale to Ranbaxy Pharmaceuticals Inc. of Jacksonville, Florida, of Senetek’s patents, trademarks and automated manufacturing equipment for its proprietary disposable autoinjector for self-administration of parenteral drugs, including epinephrine for emergency treatment of anaphylactic shock from peanut and other allergies.

The agreement provides for a non-refundable payment on signing and milestone payments based on regulatory approvals and cumulative sales milestones. Terms also include a percentage of Ranbaxy’s and/or its licensees’ quarterly net sales of the product(s). Initially, Ranbaxy will focus on pre-filling the autoinjector device with epinephrine. Ranbaxy will also evaluate the development of other parenteral drugs (including Senetek’s patented erectile dysfunction drug Invicorp®).

Ranbaxy will be making infrastructure investments, including building out the required clean room suites at its facility in New Brunswick, New Jersey to house the highly automated Reliaject production line. Under the agreement, Ranbaxy will be obtaining regulatory approvals and marketing the product. Ranbaxy has also agreed to negotiate with Senetek’s licensees for Invicorp for contract manufacturing agreements to produce the autoinjector pre-filled with Invicorp.

Frank J. Massino, Chairman and Chief Executive Officer of Senetek, commented, “Placing Senetek’s Reliaject autoinjector technology and equipment with a strong commercial partner committed to bringing it to market has been one of the key goals of Senetek’s strategic plan. Ranbaxy is ideally suited to maximizing the commercial potential of this unique and valuable technology. This transaction will further support our business plan which is to become a worldwide leader in the development of skincare and dermatological technologies.”

Dipak Chattaraj, Chairman of Ranbaxy Inc., the U.S. parent company of Ranbaxy Pharmaceuticals Inc., said, “Anaphylactic shock due to allergic reaction to peanut-based food additives is a growing health risk that currently results in over 30,000 emergency room trips, and 150 to 200 preventable deaths, in the U.S. each year, on top of some 50 deaths from bee sting and other allergic reactions. Senetek’s patented, modular autoinjector is ideally suited for this acute self-medication market, which currently is growing at over 25% annually as health and educational organizations build popular awareness of these risks. This device also can be adapted for other acute applications, including in the military and homeland security sectors for administration of antidotes to chemical and biological agents. Ranbaxy Pharmaceuticals is well staffed and funded to shepherd this much needed technology through regulatory approval and bring it promptly to market.”

Ranbaxy Pharmaceuticals Inc. (RPI) based in Jacksonville, Florida, is a wholly owned subsidiary of Ranbaxy Laboratories Limited (RLL), India’s largest pharmaceutical company. RPI is engaged in the sale and distribution of generic and branded prescription products in the U.S. healthcare system.

Senetek is a life sciences-driven product development and licensing company focused on the high growth market for dermatological and skin care products primarily addressing photo-damage and age-related skin conditions. Senetek’s patented compound Kinetin is a naturally occurring cytokinin that has proven effective in improving the appearance of aging skin with virtually none of the side effects associated with acid-based active ingredients. Senetek has licensed Kinetin to leading global and regional dermatological and skin care marketers including Valeant Pharmaceuticals, The Body Shop and Revlon, and recently announced the grant to Valeant Pharmaceuticals of exclusive world-wide rights to Zeatin, a Kinetin analog shown to have significant differential advantages in clinical trials. Senetek’s researchers at the University of Aarhus, Denmark, also are collaborating with the Institute of Experimental Botany, Prague, and other leading governmental and private research institutions to identify and evaluate additional new biologically active compounds for this high growth field.

Senetek PLC Investor Relations Contact:

1-707-226-3900 ext. 102

E-mail: Pknopick@eandecommunications.com

Safe Harbor Statement

This news release contains statements that may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act, including those that might imply Senetek’s expectation that the FDA will approve this autoinjector pre-filled with epinephrine for anaphylaxis and that Ranbaxy Pharmaceuticals will meet with commercial success with this product. Forward-looking statements by their nature involve substantial uncertainty, and actual results may differ materially from those that might be suggested by such statements. Important factors identified by the Company that it believes could result in such material differences are described in the Company’s Annual Report on Form 10-K for the year 2004. However, the Company necessarily can give no assurance that it has identified or will identify all of the factors that may result in any particular forward-looking statement materially differing from actual results, and the Company assumes no obligation to correct or update any forward-looking statements which may prove to be inaccurate, whether as a result of new information, future events or otherwise.